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[Hecla Logo]
                                                       Exhibit 99
                                                          2000-15


                          NEWS RELEASE

     HECLA CONSERVES CASH, DEFERS JANUARY 1, 2001, DIVIDEND

                      FOR IMMEDIATE RELEASE
                        November 10, 2000


     COEUR D'ALENE, IDAHO - Hecla Mining Company (HL & HL-PrB:NYSE) today announced that in the interest of cash conservation, its board of directors has elected to defer the January 1, 2001, payment of dividends to the holders of Hecla Series B Cumulative Convertible Preferred Stock. Hecla Chairman, President and Chief Executive Officer Arthur Brown said, "We continue to implement measures we believe are necessary to reach our goal of creating an adequate cash cushion going into next year and for the longer term. Unfortunately, deferring the dividend on the preferred stock in January is a necessary element
of these measures."   Other measures include reducing general and
administrative expenses, deferring most discretionary expenditures and moving forward with asset sales. This is the second quarter since the preferred stock was issued in 1993 that the dividend has not been declared.

     Hecla Mining Company, headquartered in Coeur d'Alene, Idaho, is one of the United States' best-known silver producers. The company also produces gold and is a major supplier of ball clay, kaolin and other industrial minerals. Hecla's operations are principally in the U.S., Mexico and Venezuela.

     Statements made which are not historical facts, such as anticipated payments, production, sales of assets, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, industrial minerals market conditions and project development risks. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Contact:  Vicki J. Veltkamp, vice president - investor and public relations, 208/769-4144




      Hecla's Home Page can be accessed on the Internet at
                   http://www.hecla-mining.com